Exhibit 99.1

For Immediate Release

Investor inquiries:

Karen	Greene
Investor	Relations

610-727-6900

IR@internetcapital.com

INTERNET CAPITAL GROUP ANNOUNCES

REPURCHASE OF A PORTION OF ITS DEBT SECURITIES

Wayne, Pa, — October 26, 2005 — Internet Capital Group, Inc. (Nasdaq: ICGE) today announced it has entered into an agreement to repurchase $20 million principal amount of its 5% Convertible Notes due April, 2009 (the “Notes”) for $24.7 million in cash, reducing the outstanding principal amount of Notes to $40 million. After obtaining the necessary noteholder consents, ICG also amended certain covenants in the Notes to give ICG flexibility in managing, hedging and monetizing publicly traded securities.

“Reducing our outstanding convertible debt at this time is an effective use of our capital and we were pleased to reach an agreement that allowed us to repurchase a portion of our debt and renegotiate certain restrictive terms,” said Walter Buckley, chairman and CEO of Internet Capital Group. “We believe having the flexibility to manage our publicly traded securities in a tax-efficient manner, while also protecting our long term interests, augments our ability to increase value.”

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About Internet Capital Group

Internet Capital Group (www.internetcapital.com) owns and builds Internet software companies that drive business productivity and reduce transaction costs between firms. Founded in 1996, ICG devotes its expertise and capital to maximizing the success of these platform companies that are delivering on-demand software and service applications to customers worldwide.

Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future performance of our partner companies, acquisitions or dispositions of interests in partner companies, the effect of economic conditions generally, capital spending by customers and development of the e-commerce and information technology markets, and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.